Exhibit 99.1

VERACITY MANAGEMENT GLOBAL, INC

AUDIT COMMITTEE CHARTER

(as adopted by the Audit Committee and Board of Directors on February 12, 2008

ORGANIZATION

There shall be a committee of the Board of Directors to be known as the Audit Committee. The Audit Committee shall consist of at least three independent members of the Board of Directors, who serve at the pleasure of the Board. The Board of Directors shall designate the Audit Committee members and the Committee Chair. The Audit Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as Committee members.

Members of the Audit Committee should be considered independent if they have no relationship to the corporation which may interfere with the exercise of their independent judgment. One director who has such a relationship which could interfere with the exercise of their independent judgment (the “non-independent director), may be appointed to the Audit Committee, if the Board under exceptional and limited circumstances determines that membership on the Committee by the individual is required by the best interest of the corporation and its shareholders, and the Board discloses in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination; provided, however, that the non-independent director may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee: (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the corporation or any subsidiary thereof, provided that, unless the rules of the NASDAQ provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the corporation (provided that such compensation is not contingent in any way on continued service); or (b) be an affiliated person of the corporation or any subsidiary thereof.

The following are examples of relationships which members of the Audit Committee may have which may interfere with the exercise of their independence from management and the corporation:

1. A director being employed by the corporation or any of its affiliates for the current year or any of the past three years, other than prior employment as an interim Chairman of the Board or CEO;

2. A director or immediate family member of the director accepting any compensation in excess of $120,000 from the corporation or any of its affiliates other than compensation set forth under Section IM 4200 – Rule 4200(a)(15) and specified in Rule 4350(c)(1) of the NASDAQ Company Guide;

3. A director being a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer;

4. A director being a partner in, or a controlling shareholder or an executive officer of, any for profit business organization to which the corporation made, or from the which the corporation received payments that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

A director or immediate family member of such director being employed as an executive of another company where any of the corporation’s executives during the most recent three fiscal years served on that company’s compensation committee.

6. A director who is, or has an immediate family member who is, a current partner of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three years.

MEETINGS

The Audit Committee must meet at least four times annually and may meet more frequently as circumstances may require. The Audit Committee should meet at least annually with management, independent accountants and internal auditors, in separate executive sessions to discuss any matters that the Audit Committee or each of the entities believe should be discussed privately. Agendas for Audit Committee meetings must be approved in advance by a majority of the members of the Audit Committee. Special meetings of the Audit Committee outside of those regularly scheduled may only be called with the prior approval of a majority of the members of the Audit Committee.

DIRECTOR QUALIFICATIONS

All members of the Committee shall be able to read and understand fundamental financial statements, including the corporation’s balance sheet, income statement, and cash flow statement. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the corporation or an outside consultant. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In addition, the Audit Committee will endeavor to have one member who will be deemed to be an “audit committee financial expert”, as that term is defined by the Securities and Exchange Commission (“SEC”).

STATEMENT OF POLICY - PURPOSE

The Audit Committee shall assist the Board of Directors in fulfilling their responsibility to the shareholders, potential shareholders, investment community, the public and any governmental body relating to corporate accounting, reporting practices of the corporation, the quality and integrity of the financial reports, legal compliance and ethics that management of the corporation and the Board have established. It is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors and the financial management of the corporation to encourage continuous improvement of and adherence to the corporation’s policies, procedures and practices.

RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, to best react to changing conditions and ensure the directors and shareholders that corporate accounting and reporting practices of the corporation are in accordance with all legal requirements and are of the highest quality.

In carrying out these responsibilities, the Audit Committee will:

1. Review and update this Charter annually.

2. Review and determine the selection of independent accountants to audit the financial statements of the corporation, its divisions and subsidiaries.

3. Review and approve fees and other compensation to be paid to the independent accountants.

4. Review and discuss with the independent accountants all significant relationships the accountants have with the corporation to verify the accountants’ independence.

5. Review the performance of the independent accountants and approve any discharge of the independent accounts when circumstances so warrant.

6. Meet with the independent accountants and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized.

7. At the conclusion of the audit, meet with the independent accountants to review the audit, their comments and recommendations.

8. Review with the independent accountants, the corporation’s internal auditor, and financial and accounting personnel, the integrity, adequacy and effectiveness of the accounting and financial controls of the corporation, and its internal and external financial reporting practices and processes and receive and review any recommendations for the improvement of such internal control procedures, reporting practices and processes or areas where new or more detailed controls or procedures are desirable.

9. Review the internal audit function of the corporation including the internal auditor, independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

10. Receive and review a summary of findings from completed internal audits.

11. Review and meet separately with management, independent accountants, and internal auditors to discuss any significant difficulties encountered during the course of the audits, including but not limited to restrictions on scope of work, access to information, disagreements among management, independent accountants and internal auditors in connection with preparation of financial statements, and any change in accounting principles.

12. Meet separately with internal auditors and independent accountants, without members of management present to discuss independent accountants’ or internal auditors’ evaluation of the corporation’s financial, accounting and auditing personnel, cooperation received during the audit, and any matters which may be brought to the attention of the Audit Committee.

13. Review with financial management of the corporation and the independent auditor their qualitative judgments about the appropriateness of the accounting principles and financial disclosure practices used or proposed to be adopted by the AICPA about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

14. Review the financial statements contained in the annual report to shareholders and all quarterly reports with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to shareholders.

15. Prepare a report, as prescribed by SEC Rules, to be included in the corporation’s annual proxy or information statement, stating, among other things:

(a) whether the Committee has reviewed and discussed the audited financial statements with management;

(b) whether the Committee has discussed with the independent accountant the matters required to be discussed by SAS 61, as modified or supplemented;

(c) whether the Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and

(d) whether the Committee has discussed with the independent accountant the independent accountant’s independence;

(e) whether, based upon the review and discussions in subparagraphs (a) through (d), above, the Committee recommended to the board that the audited financial statements be included in the corporation’s annual report for the last fiscal year for filing with the SEC; and

(f) the name of each member of the Committee below the above information in the Report.

16. Consult with the independent accountant to ensure that the independent accountant reviews the financial information included in the corporation’s quarterly reports prior to the corporation’s filing such reports with the SEC.

17. Review accounting and financial human resources and succession planning within the corporation.

18. Establish, review and update a code of ethical conduct applicable to the accounting and financial personnel of the corporation and ensure management has established a system to enforce such code.

19. Review management’s monitoring of the corporation’s compliance with such code of ethical conduct and ensures that a proper review system is in place to satisfy legal reporting requirements.

20. Review with the corporation’s legal counsel any compliance matter, including corporate securities trading, or any legal matter which could have significant impact on the corporation’s financial statements.

21. Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

22. Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside independent counsel, accountants, or others for this purpose if, in its judgment, that is appropriate.

23. Perform any other activities consistent with this Charter, the corporation’s by-laws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

24. Establish written procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, as well as for the confidential, anonymous submissions by corporation employees of concerns regarding questionable accounting or auditing matters.

AUTHORITY TO ENGAGE ADVISORS; FUNDING

The Audit Committee shall engage such independent legal counsel and such accounting or other expert advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee shall receive appropriate funding, as determined by the Audit Committee, from the corporation for payment of (a) compensation to the corporation’s independent external auditors (or other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the corporation), (b) compensation to the outside legal, accounting or other expert advisors employed by the Audit Committee in the fulfillment of its duties and (c) ordinary administrative expenses of the Audit Committee that are necessary or appropriate to carry out its duties. The Audit Committee has sole authority to approve the fees and other retention terms of such legal, accounting and other expert advisors.